Exhibit 99.1

Debtor Affiliates

1.	Cobalt International Energy GP, LLC
2.	Cobalt International Energy, L.P.
3.	Cobalt GOM LLC
4.	Cobalt GOM # 1 LLC
5.	Cobalt GOM # 2 LLC